Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: June 28, 2018

Media Relations

CONTACT: Lindsay Fennell

PHONE: 724-539-4933

Investor Relations

CONTACT: Kelly Boyer

PHONE: 412-248-8287

KENNAMETAL EXECUTIVE CHAIRMAN RONALD DE FEO TO RETIRE;

LAWRENCE W. STRANGHOENER NAMED

CHAIRMAN OF THE BOARD

PITTSBURGH, Pa., June 28, 2018 — Kennametal Inc. (NYSE: KMT) announced today that its board of directors has appointed Lawrence W. Stranghoener as chairman of the board effective July 1, 2018. Mr. Stranghoener succeeds Ronald De Feo, who is retiring from his role as Executive Chairman of the Board, but will remain on the board of directors until his retirement in October 2018.

“We are grateful to Ron for his dedication and service to Kennametal,” said Lawrence Stranghoener, Kennametal lead director. “As a 16-year member of the board, Ron has served this company with great distinction, including his recent stint as president and CEO, when he initiated the significant transformation currently underway at Kennametal. His leadership will have a lasting impact.”

Mr. Stranghoener has been a member of Kennametal’s board of directors since 2003, serving as chairman of the board from October 2015 to August 2017, and independent lead director from August 2017 to date. He is the retired executive vice president and chief financial officer for the Mosaic Company, where he also served as interim chief executive officer. Before joining Mosaic, Stranghoener was executive vice president and chief financial officer for Thrivent Financial and spent 17 years at Honeywell Inc. in a variety of positions including chief financial officer.

Kennametal Inc.  |  600 Grant Street, Suite 5100  |  Pittsburgh, PA 15219  |  www.kennametal.com

“We look forward to Mr. Stranghoener’s continued leadership, counsel and shareholder advocacy as chairman,” said Kennametal President and CEO Christopher Rossi. “Also, I want to express my sincere appreciation to Ron for facilitating a smooth transition of roles and for his invaluable support.”

About Kennametal

Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

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Kennametal Inc.  |  600 Grant Street, Suite 5100  |  Pittsburgh, PA 15219  |  www.kennametal.com